Exhibit 3.56

          I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “DESERT LANE LLC”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JUNE, A.D. 2005, AT 10:21 O’CLOCK A.M.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
3992988 8100	AUTHENTICATION:	3987452

050541301	DATE:	06-29-05

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:41 AM 06/29/2005
FILED 10:21 AM 06/29/2005
SRV 050541301 - 3992988 FILE
STATE OF DELAWARE CERTIFICATE OF FORMATION OF DESERT LANE LLC

          The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6, Section 18-201 of the Delaware Limited Liability Company Act and the acts amendatory thereof and supplemental thereto) hereby certifies that:

1.	The name of the limited liability company is Desert Lane LLC (hereafter referred to as the “Limited Liability Company”).

2.
The address of its registered office of the Limited Liability Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Limited Liability Company’s registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Desert Lane LLC this 28th day of June, 2005.

/s/ Steven A. Museles
Steven A. Museles Authorized Person